PLUSCIOS MANAGEMENT LLC

PROXY VOTING PROCEDURES

Objective

Pluscios Management LLC (“PLUSCIOS”), an investment adviser registered with the Securities and Exchange Commission, is responsible for the allocation of assets on behalf of its clients to various private investment funds, including hedge funds and other alternative investment pools that are structured as private limited partnerships, limited liability companies or offshore corporations (collectively, “Alternative Investments”). The voting rights of Alternative Investments generally are contract rights set forth in the organizational documents (e.g., the limited partnership agreement, limited liability company or memorandum and articles of association). As privately placed securities, Alternative Investments generally are not subject to the regulatory scheme applicable to public companies. Consequently, in most cases, Alternative Investments do not issue proxies. Instead, they often solicit consents from their limited partners, members or shareholders.

As an investment manager, Pluscios in the normal course of business is typically granted by its clients the authority to vote the solicitations or consents of Alternative Investments and the proxies of securities directly held by clients that are not under the management of a sub-adviser (e.g., securities that are received from in-kind redemptions). In accordance with the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other applicable fiduciary and regulatory standards, Pluscios’ objective is to vote the solicitations, consents and proxies (hereinafter referred to as “proxies”) in the best interests of its clients. To further that objective, PLUSCIOS has adopted these Proxy Voting Policies and Procedures.

The Proxy Voting Process

1.Voting in General. PLUSCIOS’ Investment Committee (“IC”) as part of its ongoing analysis of client holdings, monitors significant developments relating to the portfolio of Alternative Investments. Because in the context of Alternative Investments each solicited vote raises unique questions and is an integral part of PLUSCIOS’ investment process, each proxy or other solicitation with respect to Alternative Investments will be analyzed by a member or members of the IC on a case-by-case basis.

For proxies received with respect to any securities other than Alternative Investments held directly by PLUSCIOS’ clients, for which PLUSCIOS has voting responsibility, PLUSCIOS will defer the vote to a proxy voting service and vote in accordance with their recommendation.

Situations may arise in which more than one client invests in the same Alternative Investment or securities. In addition, two or more funds/clients may be invested in strategies having different investment objectives, investment styles or portfolio managers. As a result, PLUSCIOS may cast different votes on behalf of different clients.

2.Responsibility for Vote for Alternative Investments – Primary Contact for the Manager of the Underlying Hedge Fund or Other Person Identified by Compliance Officer. Where the proxy being voted is with respect to interests in an underlying hedge fund (“UHF”) owned by a PLUSCIOS client over which PLUSCIOS has discretionary investment authority, it shall be the responsibility of the Primary Contact in the IC for the investment manager of the UHF to vote the proxies in a timely manner and otherwise in accordance with these procedures. In the absence of the Primary Contact, the Compliance Officer shall assign such responsibility to another person in the IC in accordance with the procedures set forth below in this section.

3.Procedures for Voting Proxies. PLUSCIOS has adopted the following procedures in order to ensure that all proxy materials are processed in a timely fashion:

•	All proxies and related materials received by PLUSCIOS shall be forwarded to the designated IC member with a copy to the Compliance Officer.
•
The Compliance Officer will promptly follow up via e-mail to ensure that if the designated person is unavailable, the proxy material is assigned to another member of the IC. The person assigned responsibility is referred to herein as the “IC Designate.” If the Compliance Officer is absent, a Principal of PLUSCIOS will perform this follow up.

•
The IC Designate will analyze the proxy materials and make a decision on how to vote each proxy, conferring with the other members of the IC if appropriate (absent material conflicts of interest – if there are material conflicts of interest, follow procedures described below in “Material Conflicts of Interest”). The IC Designate shall have responsibility for submitting the proxy prior to the Voting Deadline (and keeping a copy of the proxy, as voted).

•
In some cases, proxy materials stipulate how a failure to vote the proxy will be interpreted (for example, proxy materials may stipulate that no vote will be deemed to be a vote for the proposal, or that there is no need to submit a proxy if there is an intention to vote in favor of the proposal). In such a case, the IC Designate must still determine how to vote the proxy, and convey this decision as described above. If the IC Designate decides that a proxy should not be submitted, that decision shall be communicated to the UHF and a copy of that communication shall be kept in the files.

Material Conflicts of Interest

Rule 206(4)-6 under the Advisers Act requires that the proxy voting procedures adopted and implemented by a registered investment adviser include procedures that address material conflicts of interests that may arise between the investment adviser and its clients. Material conflicts of interest may arise when management of a PLUSCIOS investment management client or prospective client, distributor or prospective distributor of its investment management products, or critical vendor, is soliciting proxies and failure to vote in favor of management may affect PLUSCIOS’ relationship with such company and materially impact PLUSCIOS’ business; or when a personal relationship between a PLUSCIOS officer and management of a company or other proponents of proxy proposals could impact the voting decision.

In addition, PLUSCIOS has adopted the procedures discussed in the following section to address material conflicts of interest.

Escalation of conflicts of interest

The IC Designate, along with the Compliance Officer, is responsible for identifying potential material conflicts of interests. When a potential material conflict of interest has been identified between the interests of PLUSCIOS and its clients, it is the responsibility of the full IC to evaluate the matter and determine whether an actual material conflict of interest exists.

In the event an actual material conflict of interest exists, the final voting decision will be made by the full IC.

Depending upon the nature of the material conflict, PLUSCIOS may elect to take one or more of the following measures, or other appropriate action:

X	removing certain PLUSCIOS personnel from the proxy voting process;
X	“walling off” personnel with knowledge of the material conflict to ensure that such personnel do not influence the relevant proxy vote;
X	deferring the vote to a proxy voting service and vote in accordance with its recommendation; or deferring the vote to an independent person or body

The resolution of all potential and actual material conflict issues presented to the full IC will be thoroughly documented.

Recordkeeping

PLUSCIOS is required to maintain for five (5) years all records relating to the proxy voting process (the first two years in an easily accessible place). Those records will include the following:

X	a copy of the PLUSCIOS Proxy Voting Policies and Procedures;
X	a copy of each proxy statement received on behalf of PLUSCIOS clients;
X	a record of each vote cast on behalf of PLUSCIOS client holdings;
X	a copy of all documents created by PLUSCIOS personnel that were material to making a decision on the voting of client securities or that memorialize the basis of the decision; and
X	a copy of each written request by a client for information on how PLUSCIOS voted proxies on behalf of the client, as well as a copy of any written response by PLUSCIOS to any request by a PLUSCIOS client for information on how PLUSCIOS voted proxies on behalf of a client.

Adopted: June 2008, confirmed through December 2012